INSPIREMD LTD.
CONSOLIDATED FINANCIAL STATEMENTS

INSPIREMD LTD.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2
CONSOLIDATED FINANCIAL STATEMENTS:
Consolidated Balance Sheets	F-3 - F-4
Consolidated Statements of Operations	F-5
Consolidated Statements of Changes in Equity (Capital Deficiency)	F-6
Consolidated Statements of Cash Flows	F-7
Notes to the Consolidated Financial Statements	F-8 - F-34

The amounts are stated in U.S. dollars in thousands

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders of
InspireMD Ltd.

We have audited the accompanying consolidated balance sheets of InspireMD Ltd. (the “Company”) and its subsidiary as of December 31, 2010 and 2009 and the related consolidated statements of operations, changes in equity (capital deficiency) and cash flows for each of the two years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company’s board of directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2010 and 2009 and the results of their operations, changes in equity (capital deficiency) and cash flows for each of the two years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Tel-Aviv, Israel	Kesselman & Kesselman
March 31, 2011	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Trade Tower, 25 Hamered Street, Tel-Aviv 68125, Israel, P.O Box 452 Tel-Aviv 61003  Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.co.il

INSPIREMD LTD.
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands)
	December 31
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$636	$376
Restricted cash	250	302
Accounts receivable:
Trade	852	1,189
Other	75	130
Prepaid expenses	3	39
Inventory:
On consignment	371	1,093
Other	1,704	946
Total current assets	3,891	4,075

PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation and amortization	282	292
NON-CURRENT ASSETS:
Deferred debt issuance costs	15	29
Fund in respect of employee rights upon retirement	167	113
Total non-current assets	182	142
Total assets	$4,355	$4,509

The accompanying notes are an integral part of the consolidated financial statements.

INSPIREMD LTD.
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands)

	December 31
	2010	2009

Liabilities net of capital deficiency

CURRENT LIABILITIES:
Current maturities of long-term loans	$355	$281
Accounts payable and accruals :
Trade	1,103	907
Other	1,509	1,304
Advanced payment from customers	559	877
Loans from shareholders	20	20
Deferred revenues	398	1,975
Total current liabilities	3,944	5,364

LONG-TERM LIABILITIES:
Long term loan	75	342
Liability for employees rights upon retirement	206	142
Convertible loan	1,044	-
Total long-term liabilities	1,325	484

COMMITMENTS AND CONTINGENT LIABILITIES (note 8)
Total liabilities	5,269	5,848

CAPITAL DEFICIENCY:
Ordinary shares of NIS 0.01 par value:
As of December 31, 2010 and December 31, 2009 Authorized 50,000,000 shares; issued and outstanding 6,143,813 shares and 5,955,863 shares, respectively.	16	16
Additional paid-in capital	21,046	17,201
Accumulated deficit	(21,976)	(18,556)
Total capital deficiency	(914)	(1,339)
Total liabilities less capital deficiency	$4,355	$4,509

The accompanying notes are an integral part of the consolidated financial statements.

Asher Holzer President and Chairman	Ofir Paz CEO

Date of approval of financial statements: March 31, 2011

INSPIREMD LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars in thousands, except per share data)

	Year ended December 31
	2010	2009

REVENUES	$4,949	$3,411
COST OF REVENUES	2,696	2,291
GROSS PROFIT	2,253	1,120
OPERATING EXPENSES:
Research and development	1,338	1,330
Selling and marketing	1,236	1,040
General and administrative	2,898	1,467
Total operating expenses	5,472	3,837
LOSS FROM OPERATIONS	(3,219)	(2,717)
FINANCIAL EXPENSES (INCOME), net	154	(40)
LOSS BEFORE TAX EXPENSES	(3,373)	(2,677)
TAX EXPENSES	47	47
NET LOSS	$(3,420)	$(2,724)
NET LOSS PER SHARE - basic and diluted	$(0.56)	$(0.46)
WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES USED IN COMPUTING NET LOSS PER SHARE - basic and diluted	6,066,279	5,872,137
The accompanying notes are an integral part of the consolidated financial statements.

INSPIREMD LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (CAPITAL DEFICIENCY)
(U.S. dollars in thousands)

	Ordinary shares
	Number of shares	Par value	Additional paid-in capital	Accumulated deficit	Total equity (capital deficiency)
BALANCE AT JANUARY 1, 2009	5,798,590	$15	$15,951	$(15,832)	$134
CHANGES DURING 2009:
Net loss				(2,724)	(2,724)
Exercise of options by employees	56,520	*	*		*
Employee and non-employee share-based compensation expenses			594		594
Redemption of beneficial conversion Feature of convertible loan			(308)		(308)
Issuance of ordinary shares, net of $44 issuance costs	100,753	1	964		965
BALANCE AT DECEMBER 31, 2009	5,955,863	16	17,201	(18,556)	(1,339)

CHANGES DURING 2010:
Net loss				(3,420)	(3,420)
Employee and non-employee share-based compensation expenses			1,640		1,640
Issuance of warrants, net of $23 issuance costs			424		424
Issuance of ordinary shares, net of $97 issuance costs	187,950	*	1,781		1,781
BALANCE AT DECEMBER 31, 2010	6,143,813	$16	$21,046	$(21,976)	$(914)

* Represents an amount less than $1

The accompanying notes are an integral part of the consolidated financial statements.

INSPIREMD LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands)
	Year ended December 31
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,420)	$(2,724)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property, plant and equipment	91	89
Change in liability for employees right upon retirement	42	42
Financial expenses (income)	94	(224)
Share-based compensation expenses	1,620	562
Gains on amounts funded in respect of employee rights upon retirement, net	(11)	(10)
Changes in operating asset and liability items:
Decrease (increase) in Prepaid expenses	36	(32)
Decrease (increase) in Trade receivables	337	(969)
Decrease (increase) in Other receivables	9	(27)
Decrease in Inventory on consignment	722	330
Increase in other inventories	(758)	(241)
Increase in Trade payables	196	612
Decrease in Deferred revenues	(1,577)	(507)
Increase (decrease) in Other payable and advance payment from customers	(91)	1,554
Net cash used in operating activities	(2,710)	(1,545)
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (increase) in restricted cash	52	(272)
Purchase of property, plant and equipment	(81)	(34)
Proceeds from sale of property, plant and equipment		4
Amounts funded in respect of employee rights upon retirement, net	(17)	(44)
Net cash used in investing activities	(46)	(346)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares, net of issuance costs	1,821	976
Proceeds from long-term loan, net of $41 issuance costs		419
Issuance of warrants, net of $23 issue costs	424
Proceeds from convertible loan at fair value through profit or loss,
net of $60 issuance costs	1,073
Repayment of long term loan	(281)
Repayment of loans from shareholders		(20)
Repayment of Convertible loan		(720)
Net cash provided by financing activities	3,037	655
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(21)	41
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	260	(1,195)
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	376	1,571
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF YEAR	$636	$376
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Taxes on income paid	$56	$-
Interest paid	$30	$88
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES -
receivables on account of shares	$-	$20

* Represents an amount less than $1

The accompanying notes are an integral part of the consolidated financial statements.

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS

InspireMD Ltd (the “Company"), an Israeli corporation, was incorporated and commenced operations in April 2005. InspireMD GmbH (the "Subsidiary") was incorporated on November 2007.

The Company and its Subsidiary, (collectively, the “Group”), develops, manufactures, markets and sells unique coronary stents.
The Group markets its products through distributers in international markets, mainly in Europe. The Company currently depends on a single manufacturer.

 Management of the Company is in the opinion that as a result of the consummation of the reverse merger transaction described in note 15.f, the Company has sufficient cash to continue its operations into 2012. However, depending on the operating results in 2011, the Company may need to obtain additional cash in 2012 to continue to fund operations.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES:

a.	Accounting principles

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).

b.	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting periods. Actual results could differ from those estimates.

As applicable to these consolidated financial statements, the most significant estimates and assumptions relate to revenue recognition including provision for returns, legal contingencies, estimation of the fair value of share-based compensation and estimation of the fair value of a convertible loan.

c.	Functional currency

The currency of the primary economic environment in which the operations of the Company and its subsidiary are conducted is the U.S. dollar (“$” or “dollar”).  Accordingly, the functional currency of the Company and of the subsidiary is the dollar.

The dollar figures are determined as follows: transactions and balances originally denominated in dollars are presented in their original amounts.  Balances in foreign currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. The resulting translation gains or losses are recorded as financial income or expense, as appropriate. For transactions reflected in the statements of operations in foreign currencies, the exchange rates at transaction dates are used. Depreciation and changes in inventories and other changes deriving from non-monetary items are based on historical exchange rates.

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

d.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and of its Subsidiary. Intercompany transactions and balances, have been eliminated upon consolidation.

e.	Cash and cash equivalents

The Group considers all highly liquid investments, which include short-term bank deposits (up to three months from date of deposit) that are not restricted as to withdrawal or use to be cash equivalents.

f.	Restricted cash

The Company maintains certain cash amounts restricted as to withdrawal or use, related mainly to long-term loan, see note 7. The restricted cash are denominated in U.S. dollars and NIS.

g.	Fair value measurement:

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Group uses various valuation approaches, including market, income and/or cost approaches. Hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Group’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs.

h.	Concentration of credit risk and allowance for doubtful accounts

Financial instruments that may potentially subject the Group to a concentration of credit risk consist of cash, cash equivalents and restricted cash which are deposited in major financial institutions in Germany and Israel, and trade accounts receivable. The Group’s trade accounts receivable are derived from revenues earned from customers from various counties. The Group performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. The Group also has a credit insurance policy for part of its customers. The Group maintains an allowance for doubtful accounts receivable based upon the expected ability to collect the accounts receivable. The Group reviews its allowance for doubtful accounts quarterly by assessing individual accounts receivable and all other balances based on historical collection experience and an economic risk assessment. If the Group determines that a specific customer is unable to meet its financial obligations to the Group, the Group provides an allowance for credit losses to reduce the receivable to the amount management reasonably believes will be collected. To mitigate risks the Group deposits cash and cash equivalents with high credit quality financial institutions.

Provisions for doubtful debts are netted against “Accounts receivable-trade.”

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

i.	Inventory

Inventories include finished goods, work in process and raw materials. Inventories are stated at the lower of cost (cost is determined on a “first-in, first-out” basis) or market value.
In respect to inventory on consignment, see note 2(l).

j.	Property, plant and equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets: over three years for computers and other electronic equipment, five years for vehicles and seven to fifteen years for office furniture and equipment, and machinery and equipment (mainly seven years). Leasehold improvements are amortized on a straight-line basis over the term of the lease, which is shorter than the estimated life of the improvements.

k.	Impairment of long-lived assets

The Group reviews all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) of the long-lived assets is less than the carrying amount of such assets, an impairment loss would be recognized, and the assets would be written down to their estimated fair values.

To date, the Group has not recorded any impairment charges relating to its long-lived assets.

l.	Revenue recognition

Revenue is recognized when delivery has occurred, evidence of an arrangement exists, title and risks and rewards for the products are transferred to the customer, collection is reasonably assured and when product returns can be reliably estimated. When product returns can be reliably estimated a provision is recorded, based on historical experience, and deducted from sales. The provision for sales returns and related costs are included in “Accounts payable and accruals - Other” under “current liabilities", and "Inventory on consignment", respectively.

When returns cannot be reliably estimated, both revenues and related direct costs are eliminated, as the products are deemed unsold. Accordingly, both related revenues and costs are deferred, and presented under "Deferred revenues" and "Inventory on consignment", respectively.

The Group recognizes revenue net of value added tax (VAT).

m.	Research and development costs

Research and development costs are charged to the statement of operations as incurred.

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

n.	Share-based compensation

Employees option awards are classified as equity awards and accounted for using the grant-date fair value method. The fair value of share-based awards is estimated using the Black-Scholes valuation model, which is expense over the requisite service period, net of estimated forfeitures. The Company estimates forfeitures based on historical experience and anticipated future conditions.

The Company elected to recognize compensation expensed for awards with only service conditions that have graded vesting schedules using the accelerated multiple option approach.

The Company accounts for equity instruments issued to third party service providers (non-employees), by recording the fair value of the options granted using an option pricing model, at each reporting period, until rewards is vested in full. The expense is recognized over the vesting period using the accelerated multiple option approach. The expense relates to options granted to third parties service providers in respect of potential investor's introduction services to the Company in which the Company entered into an agreement with the investor (hereafter-Finder's services) is recorded at its fair value in Equity, as issuance costs.

o.	Uncertain tax positions

The Company follows a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. Such liabilities are classified as long-term, unless the liability is expected to be resolved within twelve months from the balance sheet date. The Company’s policy is to include interest and penalties related to unrecognized tax benefits within financial expenses.

p.	Deferred Income taxes

Deferred taxes are determined utilizing the “asset and liability” method based on the estimated future tax effects of differences between the financial accounting and tax bases of assets and liabilities under the applicable tax laws, and on tax rates anticipated to be in effect when the deferred taxes are expected to be paid or realized. Valuation allowance is provided if, based upon the weight of available evidence, it is “more likely than not” that a portion of the deferred tax assets will not be realized. The Company has established a valuation allowance against certain of its deferred tax assets because management believes that after considering all of the available evidence, historical and prospective, it is not more likely than not that such deferred tax assets will be realized within their recovery periods.

The Company may incur additional tax liability in the event of intercompany dividend distributions by its subsidiary. Such additional tax liability in respect of this non-Israeli subsidiary has not been provided for in these financial statements as it is the Company’s policy permanently to reinvest the subsidiary's earnings and to consider distributing dividends only when this can be facilitated in connection with a specific tax opportunity that may arise.

Taxes which would apply in the event of disposal of investments in non-Israeli subsidiary have not been taken into account in computing the deferred taxes, as it is the Company’s intention to hold, and not to realize, this investment.

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

q.	Advertising

Cost related to advertising and promotion of products is charged to sales and marketing expense as incurred. Advertising expenses for the end of the years 2009 and 2010 were $275 and $467 thousands, respectively.

r.	Net loss per share

Basic and diluted net loss per share is computed by dividing the net loss for the year by the weighted average number of ordinary shares outstanding during the year. The calculation of diluted net loss per share excludes potential ordinary shares as the effect is anti-dilutive. Potential ordinary shares are comprised of incremental ordinary shares issuable upon the exercise of share options, warrants or convertible loan.

For the years ended December 31, 2010 and 2009 all outstanding options, warrants and convertible loan have been excluded from the calculation of the diluted loss per share since their effect was anti-dilutive. The total number of ordinary shares related to outstanding options and convertible loan excluded from the calculations of diluted loss per share were 1,170,773 and 724,164 for the years ended December 31, 2010 and 2009, respectively.

s.	Segment reporting

The Company has one operating and reportable segment.

t.	Subsequent events

Subsequent events were evaluated through March 31, 2011.

u.	Newly issued accounting pronouncements

In October 2009, the FASB issued amendments to the accounting and disclosure for revenue recognition. These amendments, effective for fiscal years beginning on or after June 15, 2010 (early adoption is permitted), modify the criteria for recognizing revenue in multiple element arrangements and require companies to develop a best estimate of the selling price to separate deliverables and allocate arrangement consideration using the relative selling price method. Additionally, the amendments eliminate the residual method for allocating arrangement considerations. The Company does not expect the standard to have material effect on its consolidated financial statements.

In January 2010, the FASB updated the “Fair Value Measurements Disclosures”. More specifically, this update will require (a) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (b) information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This update clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value, and require disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. This will become effective as of the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of the Level 3 roll forward information, which is required for annual reporting periods beginning after December 15, 2010 and for interim reporting periods within those years. The adoption of the new guidance will not have a material impact on the Company's consolidated financial statements.

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

v.	Factoring of receivables

During 2010, the Company factored some of its trade receivables. The factoring was executed through banking institution on a recourse basis, and through other non-banking institute on a non-recourse basis. As of December 31, 2010 the Company did not have financial assets relates to such transaction.

The resulting costs were charged to “financial expenses-net”.

NOTE 3 - FAIR VALUE MEASURMENT

a.
The Company measures fair value and discloses fair value measurements for financial assets and liabilities. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The accounting standard establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use        of observable inputs and minimize the use of unobservable inputs to the extent possible and considers counterparty credit risk in its assessment of fair value.

Convertible loan was initially recorded at fair value of $1,133, then subsequently remeasured at fair value with the decrease in fair value of $89 included in the profit or loss as of December 31, 2010. This security is measured at fair value on a recurring basis and classified in the "Significant Unobservable inputs (Level 3)" category.

b.
The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate their fair value either because these amounts are presented at fair value or due to the relatively short-term maturities of such instruments. The carrying amount of the Group’s other financial long-term assets and other financial long-term liabilities approximate their fair value.

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT:

a.	Composition of assets, grouped by major classifications, is as follows:

	December 31
	2010	2009
	($ in thousands)
Cost:
Vehicles	$44	$28
Computer equipment	75	45
Office furniture and equipment	54	53
Machinery and equipment	416	384
Leasehold improvements	47	45
	636	555
Less - accumulated depreciation and amortization	(354)	(263)
Net carrying amount	$282	$292

b.	Depreciation and amortization expenses totaled approximately $91 thousands and $89 thousands for the years ended December 31, 2010 and 2009, respectively.

NOTE 5 - LIABILITY FOR EMPLOYEES RIGHT UPON RETIREMENT

Israeli labor law generally requires payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances.

Pursuant to section 14 of the Israeli Severance Compensation Act, 1963, some of the Company's employees are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with section 14 relieve the Company from any future severance payments in respect of those employees.

 The severance pay liability of the Company to the rest of its employees, which reflects the undiscounted amount of the liability, is based upon the number of years of service and the latest monthly salary, and is partly covered by insurance policies and by regular deposits with recognized severance pay funds. The Company may only make withdrawals from the amounts funded for the purpose of paying severance pay. The severance pay expenses (income) were $14 thousands and $(7) thousands in the years ended December 31, 2010 and 2009, respectively. Gain on amounts funded in respect of employee rights upon retirement totaled to $11 thousands and $10 thousands for the years ended December 31, 2010 and 2009, respectively.

The Company expects to contribute approximately $195 thousands in 2011 to the pension funds and insurance companies in respect of its severance and pension pay obligations.

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – CONVERTIBLE LOAN AND REVERSE MERGER AGREEMENTS

At the beginning of 2010, the Company started a process of undergoing a reverse merger transaction into a US public shell company (the "Shell"). In July 2010 The Company entered into an agreement with an investment bank (the "Investment Bank") on a best effort basis to act as an agent in connection with (i) the issuance of convertible debentures ("Convertible Debenture Transaction") to certain investors in the aggregate amount of $1.58 million (the "Debentures") and 125,000 warrants which will be allocated to each investor pro rata to the principal amount of the debenture purchased by such investor as compared to the aggregate principal amount of all Debentures issued in the offering ("the Warrants") and (ii) the sale of at least $7.5 million and up to $10 million (after deducting $1.58 million and any accrued interest as of the transaction date to be repaid to investors in a Convertible debenture Transaction) of equity or equity linked securities of the Shell to a limited number of investors (the “Private Placement”).

The convertible debentures and the Warrants in total amount of $1.58 million were issued on July 22, 2010. The Debentures bear annual interest of 8% and are payable upon the later of (i) two months subsequent to the Borrower's receipt of a tax ruling or (ii) six months from issuance date of the Debentures (the "Original Maturity Date"). Provided an Event of Default (as stipulated in the agreement) has not occurred before the Original Maturity Date, then the borrower shall have the right, at its sole discretion, to extend the maturity date until nine months after the Original Maturity Date (the "Second Maturity Date"). An Event of Default includes, inter alia, breach of covenants (as stipulated in the agreement), breach of standard representations and warranties, obtaining an unfavorable tax ruling, Merger and bankruptcy (as stipulated in the agreement).

Provided that neither an Event of Default nor an execution of the Private Placement have occurred prior to the Second Maturity Date, the Debenture shall be converted into Company's equity (or in the event of a successful execution of the Private Placement the Convertible debenture shall be converted to the Shell's equity) at predefined conversion ratios.

As indicated above, the holders of the Debentures, shall, at their option, have the right to demand immediate payment of both principal and interest then remaining unpaid upon the occurrence of Event of Default or upon the execution of the Private Placement prior to the Second Maturity Date.

If the Debentures are repaid to by the Company upon execution of the Private Placement, the Investment Bank will be obligated to raise such amounts to be repaid in addition to the minimum net amount of $7.5 million as indicated above.

The warrants conditions are as follows:
-       Exercise price of $10 per warrant.
-       Expiration term of 3 years.
-       In the event the company has not completed a reverse merger before the original maturity date, third of the warrants shall expire immediately.

The Company has elected to apply regarding the debentures the fair value option in accordance with Topic 825 (i.e. the Debenture  will be measured at each balance sheet date at fair value and the changes in its fair value will be recorded in profit and loss).
The proceeds from the issuance were allocated to the debentures at their fair value with the residual proceeds ascribed to the warrants as follows:

Debenture at fair value - $1,133 thousands.
Warrants - $447 thousands, net of $23 thousands direct transaction costs.

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – CONVERTIBLE LOAN AND REVERSE MERGER AGREEMENTS

The issuance of warrants was recorded in the additional paid-in capital, net of $23 thousands direct transaction costs allocated to the warrants.
The Company adjusted the value of the Debenture to fair value at December 31, 2010 and recorded the decrease in the value of $89 thousand as a gain included in Financial Income in the year ended December 31, 2010.

On December 29, 2010 the Company entered into a reverse merger agreement (the "agreement") with an American shell company named Saguaro Resource Inc (the "Shell").

The reverse merger will be executed by share exchange between the Company's shareholders, in way that  the Company's shareholders who  represents at least 80% of the Company's shares, shall transfer their shares free and clear of all liens, in exchange of the Shell's shares in an exchange ratio of at least 6.67 shares of the shell for every Company's share. The final exchange ratio will be agreed upon the closing of the transaction.

The closing of the transactions contemplated under the agreement (the "transactions")  is subject to and conditioned upon investors irrevocably (i) committing to purchase such number of shares of Shell shares, on terms acceptable to the Company, that would result in an aggregate net proceeds to the Shell of at least $7,500,000 (the “Private Placement”) (excluding (i) all fees payable to brokers and any other third party, including the Company’s legal counsel in connection with the Private Placement and the Transactions; and (ii) the conversion of the Convertible Debentures (see note 5(a)) in the aggregate original principal amount of $1,580,000, together with any interest accrued thereon), and shall have placed such funds in escrow to be automatically released into the Shell’s bank account upon consummation of the Transactions. The closing is subject to a previous wide disclosure of all parties including the Company, the Company's shareholders and the Shell, and several additional conditions as stipulated in the agreement.

The closing of the reverse merger and the private placement were completed on March 31, 2011, see also note 15f.

NOTE 7 - 2008 CONVERTIBLE LOAN

In April 2008 (hereafter - Closing date) the Company signed a convertible loan agreement with certain lenders. Under this agreement the lenders shall provide a convertible loan at an aggregated amount of $720 thousands, bearing annual interest of 10%. The loan does not bear a maturity date.

The principal of the loan together with the accrued interest should be paid on the lender’s demand in any event of default or breach of covenant as stipulated in the convertible loan agreement.

The loan will be automatically converted into ordinary shares of the Company in the event of investment in the Company in an aggregate amount of $1 million (hereafter - qualified financing), at the lower conversion price of:
a) $12; or b) at a discount of 30% on the price per share in such qualified financing.

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 7 - 2008 CONVERTIBLE LOAN

The loan will be automatically converted into ordinary shares in the event of an Initial Public Offering (hereafter – IPO) or in the event of consolidation, merger or sale of all assets or shares the Company (hereafter - exit transaction), in the lowest conversion price of: a) $12; or b) at a discount of 20% on the price per share in such exit transaction.

The loan and the accumulated interest may be converted to ordinary shares of the Company at any time prior to the event of qualified financing, according to the conversion terms in the event of qualified financing.

In accordance with ASC 470-20 "Debt with Conversion and Other Options", the Company determined that a beneficial conversion feature existed at the Closing date, totaling $308 thousands. Because the Convertible loan do not have a stated redemption date (except on event of default or breach of covenant), and may be converted by the holder at any time, the beneficial conversion feature was recognized immediately at the closing date as a financial expense, in the consolidated statements of operations.

In March 2009 ("the Redemption Date") the convertible loan was fully repaid (principal and accrued interest) to the lenders due to breach of the covenants by the Company. The Company allocated the proceeds paid between the portion related to the redemption of the beneficial conversion feature and that related to the convertible loan, based on the guidance stipulated in ASC 470-20. The Company measured the portion allocated to the beneficial conversion feature based on the intrinsic value of the conversion feature at the extinguishment date, which amounting to $308 thousands (which equals the original beneficial conversion feature since the price of the Company's shares, from Closing date to Redemption date, were the same). Accordingly, the difference between the amount allocated to the beneficial conversion feature plus the loan's carrying amount, and the cash paid, was recognized as financial income in the consolidated statements of operations.

NOTE 8 - LONG-TERM LOAN

In January, 2009 the Company signed a loan agreement with Mizrahi Tefahot Bank (hereafter- the bank).

According to the agreement the Company will be entitled to receive the following:

a.
A loan (hereafter – the first loan) amounting to $750 thousands, bearing annual interest (quarterly paid) equal to Libor + 4% (as of December 31, 2009 – 0.2531%). The loan is payable in eight quarterly installments during a period of 3 years beginning April 2010.

b.
An additional loan (hereafter – the second loan) amounting to $750 thousands which will be received no later than August 3, 2009 and subject to certain terms. The Company did not meet the specific certain terms and therefore was not able to receive the second loan.

c.	A credit line amounting to $500 thousand for the purpose of financing export shipments. The credit line was not utilized by the Company.

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - LONG-TERM LOAN (continued):

In addition, According to the loan agreement, the Company has an obligation to pay additional $250 thousands in the following events:

a)	Liquidity Event of at least $100 million (as stipulated in the agreement) or

b)	IPO in which the Company's valuation is at least $100 million.

The Company granted to the bank a floating lien of all of its assets and a fixed lien of all its intellectual property and rights of future payments from the company’s clients. The Company also committed to maintain in its bank account a minimum of $250 thousands. This amount was recorded in the consolidated balance sheet under "restricted cash". In November 2010 the Company was asked to grant an additional fixed lien to the bank in the amount of $300 thousands. The Company agreed to grant an additional fixed lien but as of December 31, 2010 the additional fixed lien was not yet recorded.

On February 2009 the Company received the first loan and according to the loan agreement issued 28,932 ordinary shares to the bank. Subsequently, the Company has estimated the fair value of the first loan, the second loan, the credit line and the 28,932 ordinary shares issued to the bank using the following assumptions:

1.	Capitalization rate of 25.13% per year calculated by using Altman-Z score model.
2.	Probability of realizing the second loan - 40%
3.	Probability of realizing the credit line - 80%

The relative fair value of each component based on the valuation report is as follows:

1.	The first loan - $540 thousands.
2.	The second loan option - $20 thousands.
3.	The credit line - $59 thousands.
4.	The 28,932 ordinary shares issued to the bank - $290 thousands

The first loan was subsequently measured at amortized cost on the basis of the effective interest method over the loan period.
The second loan option and the credit line have been recorded in the consolidated financial statements in "financial expenses" during 2009.

Direct transaction costs of $41 thousands are recorded as deferred debt issuance costs in the consolidated balance sheet and amortized over the first loan period.

The contractual maturities of the first loan are as follows:

December 31
2010
($ in thousands)
2011	$375
2012	94
$469

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - RELATED PARTIES TRANSACTIONS:

a.
In January 2009 the Company signed a sub-lease agreement with a company controlled by the Company's shareholders, for a period of 12.5 months, for a monthly rent payment of $1 thousands. In 2010 the rent period was extended for an additional year and the rent payments increased by 10%.

b.
In 2008 the Company entered into a consultancy agreement for marketing services with one of the Company's controlling shareholders of which she entitled for a fixed hourly fee of 154 NIS in Israel and a fixed daily fee of $400 abroad in respect to her services.

c.	During 2007 the Company received a loan of $40 thousands from its controlling shareholders. Half of the loan was paid during 2009.

d.
During the second half of 2008 the Company has decreased the salaries for most of its employees due to the economic slowdown. The Company also decreased the salaries of its two senior employees, the president and the CEO, both are shareholders. Their salaries were decreased in 25% and additional 25% were accrued and recorded in "accounts payable-trade". The accrued amounts were fully paid as of the December 31, 2010.

According to the agreement with the president and the CEO, As of September 2009, the above salaries decrease of 25% was cancelled.

e.	In July 2010 the Company's board of directors approved new employment agreements for the Company's President and the company's CEO with the following terms:

-	monthly gross salary of NIS 55,000.
-	certain social and fringe benefits as set forth in the employment agreement, which total 15% of the gross salary.
-	company car.
-	minimum bonus equivalent to three monthly gross salaries based on achievement of objectives and board of directors approval.
-	stock options pursuant to this agreement following its six month anniversary, subject to board approval.
-	six months prior notice.

The agreements were approved by the Company's shareholders meeting in February 2011, and are effective only upon the occurrence of certain events, which as of the date of the financial statements were met.

f.	Balances with related parties:
	December 31
	2010	2009
	($ in thousands)
Current liabilities:
Trade payable	$3	$156
Other accounts payable	121	82
Loans from shareholders	20	20

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - RELATED PARTIES TRANSACTIONS (continued):

g.	Transactions with related parties:
	December 31
	2010	2009
	($ in thousands)
Expenses:
Salaries and related expenses	$241	$152
Consulting Fee	226	194
Financial expenses	-	1
Rent income	(15)	(13)

* Represents an amount less than $1 thousands.

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES:

a.	Lease commitments:

1)	The Company leases its premises for a period beginning February, 2007 and ending February, 2012.

Rent expenses included in the statement of operations totaled to approximately $131 thousands and $126 thousands for the years ended December 31, 2010 and 2009, respectively.

As of December 31, 2010, the aggregate future minimum lease obligations of office rent under non-cancelable operating leases agreements were as follows:

($ in thousands)
Year Ended December 31:
2011	$120
2012	20
$140

2)	The Company leases the majority of its motor vehicles under non-cancelable operating lease agreements.

As of December 31, 2010, the aggregate future minimum lease obligations of car lease under non-cancelable operating leases agreements were as follows:

($ in thousands)

2011	$20
2012	20
2013	18
$58

b.
On March 2010 the Company entered into a new license agreement to use a unique stent design developed by an American company considered to be a related party ("MGuard Prime"). According to the agreement the licensor is entitled to receive 7% royalties for sales outside the USA and inside the USA as follows: 7% royalties for the first $10,000 of net sales and 10% royalties of net sales exceeding the first $10,000. The Company began manufacturing the MGuard Prime during the last quarter of 2010. As of December 31, 2010 the Company has not yet began selling the MGuard Prime.

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES (continued):

c.	Litigation:

1)
In March, 2009, a service provider submitted in the magistrates court in Tel Aviv a claim against the Company in the amount of $150 thousands claiming a success fee for assistance in finding potential investors and lenders in respect for the loan agreement signed with a bank (see also note 8). The Company has not recorded an expense related to damages in connection with these matters because management, based upon the opinion of its legal counsel, is in the opinion that any potential loss is not currently probable.

2)
In July, 2009, a Finder submitted in the magistrates court in Tel Aviv a claim against the Company in the amount of $100 thousands claiming a success fee for assistance in finding potential investor. On March 2010 a settlement was reached between the parties in which he Company will pay $60 thousands and grant 3,750 options to purchase ordinary shares of the Company. A provision for the settlement payment has been included in the financial statements in 2008 and 2009.

3)
The Company is a party to various claims arising in the ordinary course of its operations at total amount of $1,020 thousands. Management, based upon the opinion of its legal counsel, is in the opinion that the ultimate resolution of these claims will not have a material effect on the financial position of the Company, its result of operations and cash flows.

4)
In November 2010, a former senior employee that was dismissed at the second quarter of 2010 submitted in the magistrates court in Tel Aviv a claim against the Company in the total amount of $430 thousands and 250,000 stock options at an exercise price of 0.01 NIS per option. He claims for salary differences and commissions. Management, based upon the opinion of its legal counsel has recorded a provision amounting to $20 thousands in the financial statements in 2009.

5)
In November 2010, a former legal advisor of the Company submitted in the magistrates court in Tel Aviv a claim against the Company for 61,120 stock options at an exercise price of 0.01 NIS per option. Management, based upon the opinion of its legal counsel has recorded a share-based compensation expenses amounting to $134 thousands allocated to the year ended December 31, 2006.

6)
In November 2010, a former legal advisor of the Company submitted in the magistrates court in Tel Aviv a claim against the Company in the total amount of $53 thousands due to a breach of employment promise. Management, based upon the opinion of its legal counsel has recorded a provision amounting to $53 thousands allocated to the year ended December 31, 2006.

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - SHARE-BASED COMPENSATION:

a.
In June 2006, the Company’s board of directors approved a stock options plan (the “2006 plan”) for employees and consultants. The Company had reserved 300,000 ordinary shares for issuance under the plan. The Company’s Board of Directors selected the capital gains tax track for options granted to the Company’s Israeli employees.

In accordance with the track chosen by the company and pursuant to the terms thereof, the company is not allowed to claim, as an expense for tax purposes, the amounts credited to employees as a benefit, including amounts recorded as salary benefits in the company’s accounts, in respect of options granted to employees under the Plan - with the exception of the work-income benefit component, if any, determined on the grant date.

b.
Each option of the 2006 plan can be exercised to purchase one ordinary share of NIS 0.01 par value of the Company. Upon exercise of the option and issuance of ordinary shares, the ordinary shares issued will confer the holders the same rights as the other ordinary shares. The exercise price and the vesting period of the options granted under the plans were determined by the Board of Directors at the time of the grant. Any option not exercised within 10 years from the date of grant will expire, unless extended by the Board of Directors.

c.	In 2006, the Company’s board of directors approved an increase of 300,000 in the number of ordinary shares reserved for purpose of grants under the Company's share option plans.

1)	In 2007, the Company’s board of directors approved an additional increase of 600,000 in the number of ordinary shares reserved for purpose of grants under the Company's share option plans.

2)
As of December 31, 2010 the Company's board of directors approved the grant of additional 75,202 options to employees and consultants of the company. The options agreements for those grants were not yet signed and therefore were not granted.

e.	As of December 31, 2010, the Company had reserved 1,200,000 ordinary shares for issuance under the plans. The following table summarizes information about share options:

	2010		2009
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise Price
Outstanding - beginning of year	714,301	$2.91	718,240	$2.29
Granted	353,000	6.83	72,081	7.80
Forfeited	(57,000)	5.24	(19,500)	6.92
Exercised during the period	-	-	(56,520)	0.01
Outstanding - end of year	1,010,301	$4.23	714,301	$2.91
Exercisable at the end of the year	842,784	$4.16	551,259	$1.32

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - SHARE-BASED COMPENSATION (continued):

The following table provides additional information about all options outstanding and exercisable:

	Outstanding as of December 31
	2010			2009
Exercise price	Options outstanding	Weighted average remaining contractual life (years)	Options exercisable	Options outstanding	Weighted average remaining contractual life (years)	Options exercisable
0-0.01	485,840	6.79	394,715	408,840	7.10	395,090
0.1	6,500	7	6,500	6,500	8.00	6,500
1.49	25,260	5.78	25,260	25,260	6.78	25,260
1.53	57,540	5.4	57,540	57,540	6.40	57,540
3.67	13,350	6	13,350	13,350	7.00	13,350
8	72,000	7.25	72,000	72,000	8.25	-
10	343,011	8.87	266,844	124,011	7.49	47,844
12.5	5,000	6.83	5,000	5,000	7.83	5,000
14	1,800	8	1,575	1,800	9.00	675
	1,010,301	7.42	842,784	714,301	7.23	551,259

The weighted average of the remaining contractual life of total vested and exercisable options for the years ended December 31, 2010 and 2009 is 7.04 and 6.65 years, respectively.

Aggregate intrinsic value of the total outstanding options as of December 31, 2010 and 2009 is $5,854 thousands and $5,084 thousands respectively. The aggregate intrinsic value of the total exercisable options as of December 31, 2010 and 2009 is $4,942 thousands and $4,802 thousands, respectively.

The total intrinsic value of options exercised during the year ended December 31, 2009 was $565 thousand respectively. No options were exercised during the year ended December 31, 2010.

The total cash received from employees as a result of employee stock option exercises for the years ended December 31, 2009 was less than $1 thousands.

The weighted average fair value of options granted was approximately $6.67 and $7.8 for the years ended December 31, 2010 and 2009, respectively. The weighted average fair value of options granted was estimated by using the Black-Scholes option-pricing model.

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - SHARE-BASED COMPENSATION (continued):

f.	The following table sets forth the assumptions that were used in determining the fair value of options granted to employees for the years ended December 31, 2010 and 2009:

	Year ended December 31
	2010	2009
Expected life	5.25-6 years	5.54-6 years
Risk-free interest rates	1.93%-2.69%	1.7%-2.49%
Volatility	79%-80%	75%-79%
Dividend yield	0%	0%

The following table sets forth the assumptions that were used in determining the fair value of options granted to non-employees for the years ended December 31, 2010 and 2009:

	Year ended December 31
	2010	2009
Expected life	9.7-10 years	9-10 years
Risk-free interest rates	2.65%-3.01%	3.4%-3.59%
Volatility	87%	86%-91%
Dividend yield	0%	0%

The expected term for most of the options granted was determined using the simplified method, which takes into consideration the option’s contractual life and the vesting periods (for non-employees the expected term is equal to the option’s contractual life). The Company continued to use the simplified method in 2010 as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. The expected term for options granted that do not meet the conditions of the simplified method was determined according to management's best estimates. The Company estimates its forfeiture rate based on its employment termination history, and will continue to evaluate the adequacy of the forfeiture rate based on analysis of employee turnover behavior, and other factors (for non-employees the forfeiture rate is nil). The annual risk free rates are based on the yield rates of zero coupon non-index linked U.S. Federal Reserve treasury bonds as both the exercise price and the share price are in U.S. Dollar terms.  The Company’s expected volatility is derived from historical volatilities of companies in comparable stages as well as companies in the industry. Each Company’s historical volatility is weighted based on certain factors and combined to produce a single volatility factor used by the Company.

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - SHARE-BASED COMPENSATION (continued):

g.
As of December 31, 2010, the total unrecognized compensation cost on employee and non employee stock options, related to unvested stock-based compensation amounted to approximately $659 thousands and $49 thousands, respectively. This cost is expected to be recognized over a weighted-average period of approximately 0.84 and 0.73 years, respectively. This expected cost does not include the impact of any future stock-based compensation awards.

The following table summarizes the allocation of total share-based compensation expense in the Consolidated Statements of Operations:

	Year ended December 31
	2010	2009
	($ in thousands)
Cost of revenues	$160	$49
Research and development	536	356
Sales and marketing	55	92
General and administrative	869	65
	$1,620	$562

NOTE 12 - TAXES ON INCOME:

a.	Tax benefits under the Law for Encouragement of Capital Investments, 1959 (“Capital Investments Law”)

The production facilities of the Company have been granted “approved enterprise” status under Israeli law. The main tax benefits available during the two years period of benefits commencing in the first year in which the Company earns taxable income (which has not yet occurred) are:

1)	Reduced tax rates:

Income derived from the “approved enterprise” is tax exempt for a period of 2 years, not later than 12 years as of December 31, 2007, after which the income will be taxable at the rate of 25% for 5 years.

In the event of distribution of cash dividends from income which was tax exempt as above, the tax rate applicable to the amount distributed will be 25%.

2)	Accelerated depreciation:

The Company is entitled to claim accelerated depreciation for five tax years in respect of machinery and equipment used by the approved enterprise.

3)	Conditions for entitlement to the benefits:

The entitlement to the above benefits is conditional upon the Company’s fulfilling the conditions stipulated by the law, regulations published there under and the instruments of approval for the specific investments in approved enterprises. In the event of failure to comply with these conditions, the benefits may be cancelled and the Company may be required to refund the amount of the benefits, in whole or in part, with the addition of linkage differences and interest.

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - TAXES ON INCOME (continued):

Amendment of the Law for the Encouragement of Capital Investments, 1959

The Law for Encouragement of Capital Investments, 1959 (hereafter - the law) was amended as part of the Economic Policy Law for the years 2011-2012, which was passed in the Knesset (the Israeli parliament) on December 29, 2010 (hereafter - the amendment). The amendment becomes effective as from January 1, 2011.

The amendment sets alternative benefit tracks to the ones currently in place under the provisions of the Law, as follows: investment grants track designed for enterprises located in national development zone A and two new tax benefits tracks (preferred enterprise and a special preferred enterprise), which provide for application of a unified tax rate to all preferred income of the company, as defined in the amendment.

The tax rates at company level, under the law:

Years	Development Zone A	Other Areas in Israel

"Preferred enterprise"
2011-2012	10%	15%
2013-2014	7%	12.5%
2015 and thereafter	6%	12%
"Special Preferred Enterprise" commencing 2011	5%	8%

The benefits granted to the preferred enterprises will be unlimited in time, unlike the benefits granted to special preferred enterprises, which will be limited for a period of 10 years. The benefits shall be granted to companies that will qualify under criteria set in the amendment; for the most part, those criteria are similar to the criteria that were set in the law prior to its amendment.

Under the transitional provisions of the amendment, a company will be allowed to continue and enjoy the tax benefits available under the law prior to its amendment until the end of the period of benefits, as defined in the law. The company will be allowed to set the "year of election" no later than tax year 2012, provided that the minimum qualifying investment commenced not later than the end of 2010.  On each year during the period of benefits, the company will be able to opt for application of the amendment, thereby making available to itself the tax rates as above. Company's opting for application of the amendment is irrecoverable.

In accordance with income taxes (Topic 740) the measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law at balance sheet date. Since, as at December 31, 2010, the Amendment had not yet been “enacted”, as defined in Topic 740, the measurement of the current and deferred taxes for the year ended December 31, 2010 is made without taking the aforementioned Amendment into consideration. The Company is currently evaluating the impact of the adoption of these amendments would have on its consolidated financial statements.

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - TAXES ON INCOME (continued):

b.	Measurement of results for tax purposes under the Income Tax (Inflationary Adjustments Law), 1985 (“Inflationary Adjustments Law”)

Pursuant to the Israel Income Tax Law (Adjustments for Inflation), 1985 (hereinafter - the Adjustments Law), the results for tax purposes have been measured through 2007 on a real basis, based on changes in the Israel Consumer Price Index. The Company is taxed under this law.

Under the Israel Income Tax Law (Adjustments for Inflation) (Amendment No. 20), 2008 (hereinafter - the amendment), the provisions of the Adjustments Law will no longer apply to the Company in the 2008 tax year and thereafter, and therefore, the results of the Company will be measured for tax purposes in nominal terms. The amendment includes a number of transition provisions regarding the end of application of the Adjustments Law, which applied to the company through the end of the 2007 tax year.

c.	Tax rates

The regular corporate tax rate in Israel was 26% and 27%, in 2009 and 2008, respectively. The corporate tax rate is to be reduced to 25% in 2010. Income not eligible for “approved enterprise” benefits, mentioned above, is taxed at a regular rate.

On July 23, 2009, the Israel Economic Efficiency Law (Legislation Amendments for Applying the Economic Plan for the 2009 and 2010), 2009 (hereinafter – the 2009 amendment), became effective, stipulating, among other things, an additional gradual decrease in tax rate in 2011 and thereafter, as follows: 2011 – 24%, 2012 – 23%, 2013 – 22%, 2014 – 21%, 2015 – 20%, and 2016 and thereafter – 18%.

The subsidiary is taxed according to the tax laws in Germany. Accordingly, the applicable tax rates are corporate tax rate of 15.825% and trade tax rate of 15%.

d.	Carry forward tax losses

As of December 31, 2010, the Company had a net carry forward tax loss of approximately $14.2 million. Under Israeli tax laws, the carry forward tax losses of the Company can be utilized indefinitely. The subsidiary had a net carry forward tax loss of approximately $560 thousands. Under German tax laws, the carry forward tax losses of the subsidiary can be utilized indefinitely.

e.	Tax assessments

The Company and its subsidiary have not been assessed for tax purposes since incorporation.

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - TAXES ON INCOME (continued):

f.	The components of income (loss) before income taxes are as follows:

	December 31
	2010	2009
	($ in thousands)
Loss before taxes on income:
The Company in Israel	$(3,115)	$(2,624)
Subsidiary in Germany	(258)	(53)
	$(3,373)	$(2,677)
Current Taxes on income:
In Israel	$17	$17
Outside Israel	30	30
	$47	$47

Following is a reconciliation of the theoretical tax expense, assuming all income is taxed at the Regular tax rates applicable to the company in Israel (see c. above), and the actual tax expense:

	Year ended December 31
	2010	2009
	($ in thousands)
Loss before taxes on income, as reported in the statements of operations	$3,373	$2,677
Theoretical tax benefit	(843)	(696)
Increase in tax benefit resulting from permanent differences	431	92
Increase in taxes on income resulting from the computation of deferred taxes at a rate which isdifferent from the theoretical rate	62	24
Increase in uncertain tax positions - net	30	30
Change in corporate tax rates, see c above	-	481
Change in valuation allowance	367	116
	$47	$47

As of December 31, 2010 and 2009, the Company determines that it was more likely than not that the benefit of the operating losses would not be realized and consequently, management concluded that full valuation allowance should be established regarding the Company's deferred tax assets.

The changes in the valuation allowance for the year ended December 31, 2010:

	Year ended December 31
	2010	2009
	($ in thousands)
Balance at the beginning of the year	$2,829	$2,713
Changes during the year	367	116
Balance at the end of the year	$3,196	$2,829

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - TAXES ON INCOME (continued):

g.	Accounting for Uncertain Tax position

Following is a reconciliation of the total amounts of the Company's unrecognized tax benefits during the year ended December 31, 2010:

	December 31
	2010	2009
	($ in thousands)
Balance at beginning of year	$30	$-
Increases in unrecognized tax benefits as a result
of tax positions taken during the current year	30	30
Balance at end of year	$60	$30

All of the above amounts of unrecognized tax benefits would affect the effective tax rate if recognized.

A summary of open tax years by major jurisdiction is presented below:

Jurisdiction	Years
Israel	2006-2010
Germany	2008-2010

h.	Deferred income tax:

	December 31
	2010	2009
	($ in thousands)
Short-term :
Allowance for doubtful accounts	$36	$2
Provision for vacation and recreation pay	38	25
	74	27
Long-term :
R&D expenses	531	469
Carry forward tax losses	2,582	2,326
Accrued severance pay	9	7
	3,122	2,802
Less-valuation allowance	(3,196)	(2,829)
	$-	$-

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION:

Balance sheets:

	December 31
	2010	2009
	($ in thousands)
a. Accounts receivable:

1) Trade:
Open accounts	$998	$1,195
Allowance for doubtful accounts	(146)	(6)
	$852	$1,189
2) Other:
Due to government institutions	$56	$76
Receivables on account of shares		*20
Fund in respect of employee right upon retirement	8	34
Other	11
	$75	$130

* The amount was subsequently paid in January 2010.

b.	Inventory on consignment

The changes in inventory on consignment during the years ended December 31, 2010 and 2009 are as follows:

As of December 31, 2010 and 2009 Inventory on consignment included an amount of $280 thousands and $1,002 thousands, respectively related to products sales for which product returns could not be reliably estimated with the remainder  relating to products sales for which returns were reliably estimated.
	Year ended December 31
	2010	2009
	($ in thousands)
Balance at beginning of year	$1,093	$1,423
Costs of revenues deferred during the year	326	421
Costs of revenues recognized during the year	(1,048)	(751)
Balance at end of year	$371	$1,093

c.	Inventories:

	December 31
	2010	2009
	($ in thousands)
Finished goods	$957	$520
Work in process	573	331
Raw materials and supplies	174	95
	$1,704	$946

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (continued):

d.	Accounts payable and accruals - others:

	December 31
	2010	2009
	($ in thousands)
Employees and employee institutions	$375	$395
Accrued vacation and recreation pay	147	95
Accrued expenses	632	502
Due to government institutions	100	37
Liability for employees rights upon retirement	7	30
Provision for returns	150	144
Taxes payable	98	101
	$1,509	$1,304

e.	Deferred revenues

The changes in deferred revenues during the years ended December 31, 2010 and 2009 are as follows:

	Year ended December 31
	2010	2009
	($ in thousands)
Balance at beginning of year	$1,975	$2,482
Revenue deferred during the year	320	616
Revenue recognized during the year	(1,897)	(1,123)
Balance at end of year	$398	$1,975

Statements of Operation:

f.	Financial expenses (income), net:
	Year ended December 31
	2010	2009
	($ in thousands)
Bank commissions	$83	$18
Interest income	(1)	(1)
Exchange rate differences	(33)	30
Interest expense	105	221
Redemption of beneficial
conversion feature of convertible loan		(308)
	$154	$(40)

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - ENTITY WIDE DISCLOSURES

The Company operates in one operating segment.

Disaggregated financial data is provided below as follows:

(1) Revenues by geographic area and
(2) Revenues from principal customers.

Revenues are attributed to geographic areas based on the location of the customers. The following is a summary of revenues by geographic areas:

	Year ended December 31
	2010	2009
	($ in thousands)

Israel	$119	$-
Pakistan	193	477
Poland	1,446
Italy	390	668
Other	2,801	2,266
	$4,949	$3,411

By principal customers:

	Year ended December 31
	2010	2009
	($ in thousands)
Customer A	8%	19%
Customer B	4%	14%
Customer C	-	10%
Customer D	29%	-

All tangible long lived assets are located in Israel.

NOTE 15 - SUBSEQUENT EVENTS:

a.	During 2011 the Company have raised approximately $990 thousands and issued approximately 99 thousands ordinary shares.

b.	During 2011 the Company has granted 67,275 stock options to employees and consultants.

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 15 - SUBSEQUENT EVENTS (continued):

c.	During January 2011, the Company entered into a convertible loan agreement with its distributer in Israel (hereafter - the lender), in the amount of $100 thousands with the following conditions:

a.	The convertible loan does not bear annual interest.

b.	In the event of transaction (as stipulated in the agreement), the lender shall have at its sole discretion the option to convert the loan according to the following terms:

i.	Company's shares at $10 per share; or
ii.	Company's product at 400 euro per unit (which represents the market price for this distributer).

c.	In case the company does not close a transaction by June 1, 2011 than the lender shall have the right to extend the loan and its terms for up to additional 6 months.

d.	In no event the loan shall be repaid by the company.

d.
In February, 2011 a Finder submitted in the magistrates in Tel Aviv a claim against the Company in the amount of $327 thousands claiming future success fee and a commission for assistance in finding the Company's distributer in Brazil. At this early stage, the Company is unable to assess the outcome of this lawsuit.

e.	During March 2011 the company granted a new fixed lien of $40 thousands to bank Mizrahi.

f.
On March 31, 2011, the Company completed the reverse merger transaction by and among the Company and the Shell. Subsequent to the date of execution of the transaction, shareholders of the Company, holding 100% of its issued and outstanding ordinary shares, executed a joinder to the Exchange Agreement and became parties thereto (the “InspireMD Shareholders”). Pursuant to the Exchange Agreement, on March 31, 2011, the InspireMD Shareholders transferred all of their ordinary shares in InspireMD to the Shell in exchange for 50,666,667 newly issued shares of common stock of the Shell, resulting in InspireMD becoming a wholly owned subsidiary of the Shell.

Pursuant to the terms and conditions of the Exchange Agreement:

1)
The InspireMD Shareholders transferred 6,242,754ordinary shares of InspireMD (which represented 100% of InspireMD’s issued and outstanding capital stock immediately prior to the closing of the Share Exchange) to the Shell in exchange for 50,666,667 shares of the Shell’s common stock (the “Share Exchange”).

2)
The Shell assumed all of InspireMD’s obligations under InspireMD’s outstanding stock options. Immediately prior to the Share Exchange, InspireMD had outstanding stock options to purchase an aggregate of 937,256 shares of its ordinary shares, which outstanding options became options to purchase an aggregate of 7,606,770 shares of common stock of the Shell after giving effect to the Share Exchange.  Neither the Shell nor InspireMD had any other options to purchase shares of capital stock outstanding immediately prior to the closing of the Share Exchange.

INSPIREMD LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - SUBSEQUENT EVENTS (continued):

3)            Three-year warrants to purchase up to 125,000 ordinary shares of InspireMD at an exercise price of $10 per share were assumed by the Shell and converted into warrants to purchase 1,014,510 shares of the Shell’s common stock at an exercise price of $1.23 per share.
4)
The Shell assumed 8% convertible debentures in an aggregate principal amount of $1,580,000 from InspireMD as follows: $580 thousands plus accrued interest of $88 thousands  were converted  upon closing and the remainder in the amount of $1,000 will be paid in May 15, 2011.

In connection with the closing of the Share Exchange, the Shell sold 6,454,000 shares of its common stock at a purchase price of $1.50 per share and five-year warrants to purchase up to 3,227,000 shares of common stock at an exercise price of $1.80 per share in a private placement to accredited investors, resulting in aggregate gross proceeds of approximately $9,680 thousands (the “Private Placement”). As a result of the consummation of the Private Placement, $580 thousands of the principal of the Convertible loan plus $88 thousands accrued interest, converted into approximately 445,060 shares (included in the 6,454,000 shares mentioned above) of common stock at a conversion price of $1.50 per share and 222,530 warrants (included in the 3,227,000 warrants mentioned above).

The transaction is being accounted for as a reverse recapitalization, equivalent to the issuance of stock by Inspire, for the net monetary assets of Saguaro.

Palladium Capital Advisors, LLC served as the Company’s placement agent in the Private Placement and received a fee of aproximately $300 thousands and issued Palladium Capital Advisors a five-year warrant to purchase 387,240 shares of our common stock (equal to 6% of the common stock on which the cash fee is payable), at an initial exercise price of $1.80 per share, with terms identical to the warrants issued to investors in the Private Placement. Palladium Capital Advisors are entitled to additional fee of  approximately $380 thousands subject to additional proceeds of $1 million which are probable to be received until April 15, 2011.

In connection with the Share Exchange, the shell issued to certain consultants in consideration for consulting services three-year warrants to purchase up to an aggregate of 2,500,000 shares of common stock at an exercise price of $1.50 per share. The terms of these warrants are identical to the $1.80 Warrants described above, except that the exercise price for the $1.50 Consultant Warrants is $1.50 per share.

On February 20, 2011 the Company have received a tax pre-ruling from the Israeli tax authorities according tosection 103 of the israeli tax law, with regards to the share exchange of the Company's shares and options. According to the tax pre-ruling, the shares and options exchange will not resolve immediate tax event for the Company's shareholders, but a deferred tax event, subject to certain condition as stipulated in the tax pre-ruling. The main condition of the tax pre-ruling is restriction of the exchanged shares for two years from December 31, 2010.

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